Exhibit 10.11

July 1, 2002

Yong “Tony” Yu, PhD

Loma Linda, CA

Dear Tony:

I am writing to provide you with a formal offer of employment with Genelux Corporation. Your appointment with the Company will be as a Research Scientist, Director of the Imaging Group and will be effective July 1, 2002. Your starting salary will be $75,000 per annum. Of that amount, $40,000 per annum will be in the form of deferred compensation. The amount of deferred compensation that you accrue will be calculated based on the number of days that you have worked between July 1, 2002 and the date that the Company closes an initial stock offering that raises at least $1.5 million. The number of days of deferred compensation will then be divided by 365 and multiplied by $40,000. Deferred compensation will be paid to you as a lump sum following the closing of the stock offering described above.

The Company intends to develop an Employee Stock Option Plan. When the Board has approved the Employee Stock Option Plan, you will be awarded an appropriate number of Employee Stock Options. You will also be provided with group health coverage starting 90 days after the start date of your employment. As a condition of employment, you will be required to sign a Confidentiality Agreement and Intellectual Property Agreement. The Company will develop an Employee Handbook and you will be required to comply with the policies in the Employee Handbook. Your employment will be on an “at will” basis” and the term of your agreement will be for 1 year with automatic renewal based on satisfactory job performance.

It is a pleasure to have you join the Company and we look forward to the important contribution you will make to the success of our Company.

Sincerely,

/s/ A. Douglas Will, MD, MPH

A. Douglas Will, MD, MPH
President/CEO

PO BOX 1855 • MAMMOTH LAKES • 93546

PHONE: 760-924-5667 • FAX: 760-924-0422

Confidential

December 20, 2005

Yong A. Yu, PhD

3030 Bunker Hill Street, Suite 310

San Diego, CA 92109

Dear Dr. Yu:

I am pleased to inform you that the management of Genelux Corporation has recommended that your annual salary be raised from $75,000.00 to $95,000.00 as of January 1, 2006. I am in full support of this recommendation. Further, in the name of the Board Members of Genelux Corporation, I would like to thank you for your leadership and extreme commitment to the goals of our company, for exemplary scientific and intellectual achievements, and for your unparalleled hard work which contributed significantly to the overall success of Genelux Corporation. We all appreciate and thank you for your contribution.

Your participation in the Genelux 2006 Restricted Stock and Stock Option Plan will be finalized in the spring of 2006. Your scientific contribution, resulting in filed patents for Genelux Corporation will be recognized with a bonus in the form of stock options or a restricted stock grant, based on a formula that will be provided to you by February 15, 2006. Of course, the Plan has to be approved by our board of directors and stockholders and the participation of all grantees under the Plan will be subject to approval by our board of directors.

We are extremely thankful to you for the long-term loan you provided to the Corporation. This loan will be repaid to you by December 31, 2005, based on calculations completed by our accounting firm.

On a personal note, I am very pleased and extremely proud that one of my closest associates from the university times has become one of the most solid pillars and a creative scientific leader at Genelux Corporation.

In closing, I wish you a happy holiday season, and much success, happiness and health in the New Year.

Sincerely yours,

/s/ Aladar A. Szalay

Aladar A. Szalay, PhD
President and CEO

Confidential

June 22, 2008

Dear Dr. Yu,

I am pleased to inform you that, based on your past leadership and solid contributions to the success of Genelux Corporation, I have decided to promote you to Associate Vice President of Preclinical Operations and Preclinical Business Development, starting Sept. 1, 2008. Like always, your leadership, independent decision-making abilities and sense of responsibility will be even more required for your new position.

I would like to ask you to prepare your budget requirements and submit them to the Office of the Chief Operating Officer, Dr. A. Roeder, to coordinate with Dr. K. Murphy, Chief Strategy Officer. Your salary compensation will be set at appropriately $150,000 per year, as soon as additional funds are available. Your stock option plan will also be adjusted appropriately.

Since you do not have prior formal business education, the company is recommending that you take an appropriate business management course at the expense of Genelux Corporation to aid your optimal function in championing the preclinical business program of Genelux Corporation. The reporting structure for you will be established at a later time. However, you will be expected to work harmoniously with Dr. A. Roeder, Dr. J. F. Kapp, Dr. K. Murphy and Dr. N. Chen.

Your responsibilities as Director of Tumor Diagnosis/Therapy will continue until the appropriate replacement is found, no later than Sept. 1, 2009. Similarly, your expert handling of the medical and scientific management of the patent portfolio is highly appreciated and will stay under your control until further notice. Similarly, all preclinical experimentation and preclinical services remain under your direction, as in the past. All other details of your employment remain unchanged at this time.

I would like to be the first to congratulate you on this step up in corporate responsibility and wish you continued success in building an excellent preclinical business inside of Genelux Corporation.

Please indicate your acceptance by signing this letter and returning it to my office.

Sincerely yours,

/s/ A. A. Szalay, PhD

A. A. Szalay, PhD
Chairman of the Board of Directors
President and CEO
Genelux Corporation
/s/ Tony Yu 6/27/08

Tony Yu

Genelux Corporation

Research and Development San Diego Science Center 3030 Bunker Hill Street, Suite 310 San Diego, California 92109 USA 858.483.0024 (tel) 858.483.0026 (fax)	Office of Business and Investor Relations 1615 Orange Tree Lane, Suite 203 Redlands, California 92374 USA 909.307.9300 (tel) 909.307.2251 (fax)	Product Analysis Am Neuland 1 82347 Bernried, Germany +49 8158 9223-0 (tel) +49 8158 922335 (fax)

Confidential

CONFIDENTIAL

January 21, 2010

Dear Dr. Yu,

I am pleased to inform you that the management of Genelux Corporation with major input from Members of the Board of Directors selected you for the position of Vice President of Clinical Trial Operations. This position will commence on January 21, 2010.

The Vice President of Clinical Trial Operations reports to the CEO and to the CSO. The VP of Clinical Trial Operations is also expected to interact closely with the VP of Medical and Clinical Strategies, Dr. Kevin Murphy, who is under the chairmanship of Professor Y. Fong, Medical and Clinical Strategy Advisory Group, responsible for all medical and clinical strategies. I am requesting the Clinical Trial Operations group never to make any decision in human medical or in clinical matters effecting humans without the written approval of Dr. Fong, Dr. Murphy and the principal investigators.

The VP of Clinical Trial Operations oversees all clinical trial associated matters, which include preparation of clinical protocols with principal investigators and with the respective regulatory agencies. Further the VP of Clinical Operations is also responsible for all aspects of the activities of the Director of Clinical Trial Operations, Ms. Terry Chamberlin. Ms. Chamberlin reports directly to the VP of Clinical Trial Operations. In addition, the VP of Clinical Trial Operations is also responsible for preparation of budgets with both the clinical trial sites, as well as with the CRO’s. The facilitation and documentation of all communication between the office of the VP of Clinical Trial Operations and that of all personnel involved in the trial process is one of the most important duties of the VP. Concerning the presently ongoing trial at Marsden Hospital, a direct access to all information has to be established for the sponsor institution, Genelux GmbH, represented by Dr. Caroline Staib and Dr. Albert Roeder at the clinical trial email site, clinicaltrials@genelux.com.

Coordinated and well planned interaction is required between the VP of Clinical Trial Operations and Dr. Caroline Staib, Vice President of Product Development, Scientific & Clinical Liaison regarding the assurance of timely product availability for all protocols and trials. Further a harmonious, constructive and synergistic interaction is required between the activities of the VP of Clinical Trial Operations and that of the Chairman of the Clinical Strategy Advisory Group, as well as, the VP of Medical and Clinical Strategies on all future planning of clinical trials. All such proposed plans will be approved by the management of Genelux Corporation with the signatures of the CEO and that of the CFO before initiation of trials spearheaded by the VP of Clinical Trial Operations.

Genelux Corporation

Research and Development San Diego Science Center 3030 Bunker Hill Street, Suite 310 San Diego, California 92109 USA 858.483.0024 (tel) 858.483.0026 (fax)	Office of Business and Investor Relations 1615 Orange Tree Lane, Suite 203 Redlands, California 92374 USA 909.307.9300 (tel) 909.307.2251 (fax)	Product Analysis Am Neuland 1 82347 Bernried, Germany +49 8158 9223-0 (tel) +49 8158 922335 (fax)

Confidential

The activity of the VP of Clinical Trial Operations will be rewarded with a salary of $175,000/per annum after a six (6) month probationary period ending June 21, 2010, until that time you will remain on your current salary base. Further, as I informed you, the management of Genelux Corporation suggested that you complete one or more leadership or people skills management training courses including interpersonal skills course, if possible before December 31, 2010 offered at UCSD or an equivalent quality institution. The cost for such training will be borne by Genelux Corporation. Upon completion of such training courses, an informal, conversation-based evaluation of your performance will be conducted with two (2) members of the Board of Directors of Genelux Corporation and your position as VP of Clinical Trial Operations extended for an additional two (2) years. The approval will be reflected in elevating your salary to $200,000/per annum by January 1, 2011. All additional benefits offered by Genelux Corporation during your present employment will continue without change.

In the name of the Board of Directors and the management of Genelux Corporation, I welcome you cordially as the first VP of Clinical Trial Operations of our company. Further, I would like to express my thanks and pride to you that you were the very first employee of Genelux Corporation and deservingly reached this distinguished position with intellect and hard work on behalf of our shareholders.

Sincerely yours,

/s/ Aladar A. Szalay

Aladar A. Szalay, PhD
President, CEO and CSO of Genelux Corporation
University Professor, University of Würzburg, Germany
Professor, Department of Radiation Oncology, Rebecca and John Moores Comprehensive Cancer Center, University of California, San Diego, USA

Accepted by:
date

Genelux Corporation

Research and Development San Diego Science Center 3030 Bunker Hill Street, Suite 310 San Diego, California 92109 USA 858.483.0024 (tel) 858.483.0026 (fax)	Office of Business and Investor Relations 1615 Orange Tree Lane, Suite 203 Redlands, California 92374 USA 909.307.9300 (tel) 909.307.2251 (fax)	Product Analysis Am Neuland 1 82347 Bernried, Germany +49 8158 9223-0 (tel) +49 8158 922335 (fax)

Confidential

CONFIDENTIAL

Memorandum

FOR IMMEDIATE RELEASE

To:	Dr. Tony Yu, Vice President of Clinical Trial Operations

From:	A. A. Szalay, President and CEO

Subject:	Completion of your promotion to Vice President of Clinical Trial Operations with salary adjustment

Date:	December 17, 2010

Dear Dr. Yu,

I am pleased to inform you that the senior management of Genelux Corporation supported your appointment to Vice President of Clinical Trial Operations as of January 3, 2011 after the expiration of the probationary period and the completion of the required management skill training courses at UCLA. In addition, your salary will also be adjusted starting January 3, 2011 to the level outlined in my last letter of January 21, 2010.

In addition, the management also strongly suggests that you together with the other Vice Presidents participate in a high level course for business executives focused on business negotiation skill development, including negotiation and hosting skills and practices in the United States, Europe and Asia. Such a course will make your upcoming and increasing duties in two or more party negotiations more successful.

This promotion is the result of your successful development of three (3) different clinical trial protocols, negotiating the trial conditions and harmonious work between you, the Chairman, Members of the Medical Clinical Strategy Committee and the Director of the individual protocols to commence at three (3) very distinguished institutions (MSKCC, University of Tuebingen – Germany, and Moores Cancer Center – UC San Diego). The performance evaluation committee was also highly complimentary about your leadership in both tumor therapy experiments in mice, as well as your leadership in the patenting process in interaction with Dr. Stephanie Seidman and colleagues. It is expected that you will continue to actively participate in both activities as much as your time will allow during the year 2011 or until a successful replacement is identified by the Management.

Please allow me to be the first to congratulate you to your promotion and I wish you continued success in your new and growing responsibilities. For the holidays, I wish you and your family fun, happiness and good health and a very successful New Year.

Sincerely yours,

/s/ Aladar A. Szalay, PhD

Aladar A. Szalay, PhD
President and CEO, Gene Corporation
University Professor, University of Würzburg, Germany
Professor, Department of Radiation Oncology, Rebecca and John Moores Comprehensive Cancer Center, University of California, San Diego, USA

P.S.	The remainder of your accrued salary will be transferred to you between January 5 and 25th of 2011 by the business office.

Confidential

Memorandum

To:	Tony Yu,
Vice President, Clinical Trials

From:	Thomas Zindrick,
President and Chief Executive Officer

Subject:	Pay Rate Change

Date:	August 15, 2019

Tony,

I am pleased to inform you that in recognition of your continued and dedicated service to Genelux Corporation, effective August 15, 2019, your salary has been increased to $240,000 annually.

On behalf of Genelux, congratulations! We look forward to sharing future successes.

Acknowledged:

/s/ Tony Yu
Tony Yu
Vice President, Clinical Trials

Confidential